Exhibit 10.16

APOLLO GLOBAL MANAGEMENT, LLC

EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (“Agreement”) is made and entered into as of July 13, 2007, by and between Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), and Joshua J. Harris (“Executive”). Where the context permits, references to “the Company” shall include the Company and any successor of the Company. Capitalized terms used herein that are not defined in the paragraph in which they first appear are defined in Section 5(b) or in the Agreement Among Principals.

W I T N E S S E T H:

WHEREAS, the Company desires to secure the services of Executive for the benefit of the Company and its Affiliates (as defined below) from and after the date hereof; and

WHEREAS, Executive desires to provide such services.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES. From and after the date hereof (the “Effective Date”), Executive shall be employed by the Company in the capacity of its President. Executive shall be a full-time employee of the Company and shall dedicate substantially all of Executive’s working time to the Company and its Affiliates and shall have no other employment and no other business ventures which either are undisclosed to the Company or conflict with Executive’s duties under this Agreement. Executive will perform such duties as are required by the Company from time to time and normally associated with Executive’s position, together with such additional duties, commensurate with Executive’s positions with the Company and with its Affiliates, as may be assigned to Executive from time to time by the Governing Body. The “Governing Body” means AGM Management, LLC for so long as it is designated as the principal governing body of the Company pursuant to the Shareholders Agreement and thereafter, the Board. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) subject to prior approval of the Governing Body, accepting directorships unrelated to the Company that do not give rise to any conflicts of interest with the Company or its Affiliates, (ii) engaging in charitable and civic activities, so long as such outside interests do not interfere with the performance of Executive’s duties hereunder, or (iii) engaging in investment activities expressly permitted by Exhibit A hereto.

2. TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the Effective Date. The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the fifth anniversary thereof. If the Term expires and Executive is employed by the Company thereafter, unless a new employment agreement has been entered into such employment shall be “at-will.” Notwithstanding the foregoing provisions of this Section 2, Executive will have the right to voluntarily terminate his employment with the Company at any time, any such termination being effective on the date on which a written notice thereof is delivered to the Company.

3. COMPENSATION.

(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a salary in the amount of one hundred thousand dollars ($100,000.00) per annum (the “Base Salary”), payable in such installments as the Company pays its similarly placed employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to the health, welfare and retirement programs in which Executive is enrolled from time to time.

(b) Withholding. All taxable compensation payable to Executive pursuant to this Section 3 or otherwise pursuant to this Agreement shall be subject to customary withholding taxes and such other excise or employment taxes as are required under Federal law or the applicable law of any state or governmental body to be collected with respect to compensation paid by the Company to an employee.

4. BENEFITS AND EXPENSE REIMBURSEMENT.

(a) Retirement and Welfare Benefits. During the Term, Executive will be entitled to all the usual benefits offered to employees at Executive’s level, including sick time and participation in the Company’s medical, dental and insurance programs, subject to the applicable limitations and requirements imposed by the terms of such benefit plans, in each case in accordance with the terms of such plans as in effect from time to time. Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its employees, including Executive.

(b) Vacation/Paid Time Off. Executive will be entitled to vacation and paid time off (“PTO”) each year on the most favorable basis afforded to any employee pursuant to the Company’s policies as in effect from time to time.

(c) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5. TERMINATION. Executive’s employment shall be terminated at the earliest to occur of (i) the date on which the Governing Body delivers written notice that Executive is being terminated as a result of a Disability (as defined below), or (ii) the date of Executive’s death. In addition, Executive’s employment with the Company may be terminated (i) by the Company for Cause (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; or (ii) by Executive at any time, effective on the date on which a written notice to such effect is delivered to the Company. For the avoidance of doubt, this Agreement does not address the consequences of termination of Executive’s employment, if any, to the equity interests in the Company or its Affiliates held by Executive or members of his Group.

(a) Termination by the Company with Cause or by Reason of Death or Disability or a Termination by Executive. If Executive’s employment with the Company is terminated by the Company with Cause or is terminated voluntarily by Executive or by reason of Executive’s death or Disability, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof) and accrued and unused PTO pay through the date of such termination.

(b) Definitions. For purposes of this Agreement:

“Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

“Agreement Among Principals” means the Agreement Among Principals, dated as of the date hereof, by and among Leon D. Black, Marc J. Rowan, Joshua J. Harris, Black Family Partners, L.P., MJR Foundation LLC, AP Professional Holdings, L.P. and BRH Holdings, L.P., as may be amended, modified, or supplemented from time to time.

“Cause” means (i) a final, non-appealable conviction of or plea of nolo contendere to a felony prohibiting Executive from continuing to provide services as an investment professional to the Company due to legal restriction or physical confinement; or (ii) ceasing to be eligible to continue performing services as an investment professional on behalf of the Company or any of its material subsidiaries, in each case, pursuant to a final, non-appealable legal restriction (such as a final, non-appealable injunction, but expressly excluding a preliminary injunction or other provisional restriction).

“Covered Business” has the meaning ascribed to it in the amended and restated exempted limited partnership agreement of BRH Holdings, L.P., a Cayman Islands exempted limited partnership.

“Disability” shall refer to any physical or mental incapacity which prevents Executive from carrying out all or substantially all of his duties under this Agreement for any period of one hundred eighty (180) consecutive days or any aggregate period of eight (8) months in any 12-month period, as determined, in its sole discretion, by a majority of the members of the Governing Body, including a majority of the Continuing Principals who are members of the Governing Body.

“Group” shall mean with respect to Executive, Executive and (i) Executive’s spouse, (ii) a lineal descendant of Executive’s parents, the spouse of any such descendant or a lineal descendent of any such spouse, (iii) a Charitable Institution solely controlled by Executive and other members of his Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of Executive and persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of Executive and Persons described in clauses (i) through (iv) of this definition, (vi) an individual mandated under a qualified domestic relations order, or (vii) a legal or personal representative of Executive in the event of his death or Disability. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate. No Executive shall ever be a member of the Group of another Principal.

“Manager” means AGM Management, LLC, a Delaware limited liability company.

“Shareholders Agreement” means the Shareholders Agreement, dated as of the date hereof, by and among the Company, AP Professional Holdings, L.P., Leon D. Black, Marc J. Rowan, Joshua J. Harris, Black Family Partners, L.P. and MJR Foundation LLC.

“Subsidiary” means a subsidiary of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(c) Resignation as Officer or Director. Upon the termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer or director of the Company or any of its Subsidiaries and Portfolio Companies.

(d) Cause and Disability. The parties acknowledge that there may be a delay between an act or omission that may constitute Cause or a condition that may result in a Disability, on the one hand, and the effective date of Executive’s resulting employment termination for Cause or by reason of Disability, on the other hand. Accordingly, during the pendency of Executive’s potential employment termination for Cause or by reason of Disability, the Governing Body may temporarily appoint a Senior Professional to perform the functional responsibilities and duties of Executive until Cause or Disability definitively occurs or is determined not to have occurred; provided, however, (a) the Governing Body may so appoint a Senior Professional only if Executive is unable to perform his responsibilities and duties to the Company (or such successor thereto or such other entity controlled by the Company or its successor as may be Executive’s employer at such time), or, as a matter of fiduciary duty, should be prohibited from performing his responsibilities and duties, and (b) during such period Executive shall continue to serve on the Executive Committee unless otherwise prohibited from doing so pursuant to the Agreement Among Principals.

(e) Section 409A. To the extent required to avoid the imposition of tax under Section 409A of the Code (“Section 409A”), if Executive is a “specified employee” for purposes of Section 409A, amounts that would otherwise be payable under this Section 5 during the six-month period immediately following the employment termination date shall instead be paid on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A, or, if earlier, the date of Executive’s death.

6. RESTRICTIVE COVENANTS. The parties agree that the restrictive covenants set forth in Exhibit A hereto (the “Restrictive Covenants”) are incorporated herein by reference and shall be deemed to be contained herein. Executive understands, acknowledges and agrees that the Restrictive Covenants apply (i) during his employment under this Agreement, during any period of employment by (x) the Company or (y) any Affiliate following the termination of this Agreement or the expiration of the Term, and (ii), as provided in Exhibit A hereto, during the periods specified following termination of his employment by the Company and by any Affiliate which may have employed him.

7. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or are otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s Subsidiaries or Affiliates, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

8. GENERAL.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery (including personal delivery by telecopy or telex), or the third business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

Apollo Global Management, LLC

9 West 57th Street

43rd Floor

New York, NY 10019

Attention: General Counsel

To Executive at the location set forth in the Company’s records or to such other address or to the attention of such other Person as the recipient party may have specified by prior written notice to the sending party.

(b) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(c) Entire Agreement. This document, together with its attached exhibits, constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Notwithstanding the immediately preceding sentence, this Agreement does not supersede or preempt the Shareholders Agreement, the Agreement Among Principals, the Exchange Agreement, the exempted limited partnership agreement of AP Professional Holdings, L.P., the exempted limited partnership agreement of BRH Holdings, L.P., or any other agreement to which Executive may be, or may become, a party in connection with the IPO, including, without limitation, agreements described in the registration statement for the IPO.

(d) Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by each party hereto. Other than as described in the Strategic Agreement, no amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation, the Restrictive Covenants provided in Section 6 hereof and Exhibit A hereto) shall survive the termination or expiration of the Term.

(g) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(h) Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(i) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(j) Arbitration.

(i) Except as contemplated in Section 8(k) hereof, the parties hereto agree that any dispute, controversy or claim arising out of or relating to this Agreement, whether based on contract, tort, statute or other legal or equitable theory (including without limitation, any claim of fraud, intentional misconduct, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) or the breach or termination hereof (the “Dispute”), shall be resolved in binding arbitration in accordance with the following provisions:

A.	Such Dispute shall be resolved by binding arbitration to be conducted before JAMS in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures as in effect at the time of the arbitration.

B.	The arbitration shall be held before a panel of three arbitrators appointed by JAMS, in accordance with its rules, who are not Affiliates of any party to such arbitration and do not have any potential for bias or conflict of interest with respect any of the parties hereto, directly or indirectly, by virtue of any direct or indirect financial interest, family relationship or close friendship.

C.	Such arbitration shall be held at such place as the arbitrators appointed by JAMS may determine within New York, New York, or such other location to which the parties hereto may agree.

D.	The arbitrators shall have the authority, taking into account the parties’ desire that any arbitration proceeding hereunder be reasonably expedited and efficient, to permit the parties hereto to conduct discovery. Any such discovery shall be (i) guided generally by but be no broader than permitted under the United States Federal Rules of Civil Procedure (the “FRCP”), and (ii) subject to the arbitrators and the parties hereto entering into a mutually acceptable confidentiality agreement.

E.	The arbitrators shall have the authority to issue subpoenas for the attendance of witnesses and for the production of records and other evidence at any hearing and may administer oaths. Any such subpoena must be served in the manner for service of subpoenas under the FRCP and enforced in the manner for enforcement of subpoenas under the FRCP.

F.	The arbitrators’ decision and award in any such arbitration shall be made by majority vote and delivered within thirty (30) calendar days of the conclusion of the evidentiary hearings. In addition, the arbitrators shall have the authority to award injunctive relief to any of the parties.

G.	The arbitrators’ decision shall be in writing and shall be as brief as possible and will include the basis for the arbitrators’ decision. A record of the arbitration proceeding shall be kept.

H.	Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

I.	The parties shall share equally all expenses of JAMS (including those of the arbitrators) incurred in connection with any arbitration. Notwithstanding the foregoing, if the arbitrators determine that any party’s claim or position was frivolous, such party shall reimburse the other parties to such arbitration for all reasonable expenses incurred (including reasonable legal fees and expenses) in connection with such arbitration.

J.	The parties hereto agree to participate in any arbitration in good faith.

(ii) If JAMS is unable or unwilling to commence arbitration with regard to any such Dispute within thirty (30) calendar days after the parties have met the requirements for commencement as set forth in Rule 5 of the JAMS Comprehensive Arbitration Rules and Procedures, then the Disputes shall be resolved by binding arbitration, in accordance with the International Arbitration Rules of the American Arbitration Association (the “AAA”), before a panel of three arbitrators who shall be selected jointly by the parties involved in such Dispute, or if the parties cannot agree on the selection of the arbitrators, shall be selected by the AAA (provided that any arbitrators selected by the AAA shall meet the requirements of Section 8(j)(i)(B) above). Any such arbitration shall be subject to the provisions of Section 8(j)(i)(C) through 8(j)(i)(J) above (as if the AAA were JAMS). If the AAA is unable or unwilling to commence such arbitration within thirty (30) calendar days after the parties have met the requirements for such commencement set forth in the aforementioned rules, then either party may seek resolution of such Dispute through litigation in accordance with Sections 8(k) and 8(l).

(iii) Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including,

without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrators, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any Person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award or as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

(k) Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Section 6 or Exhibit A of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of Section 6 or Exhibit A of this Agreement and to enforce specifically the terms and provisions thereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. In such event, any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance pursuant to this Section 8(k), it will not assert the defense that a remedy at law would be adequate.

(l) Consent to Jurisdiction. It is the desire and intent of the parties hereto that any disputes or controversies arising under or in connection with this Agreement be resolved pursuant to arbitration in accordance with Section 8(j); provided, however, that, to the extent that Section 8(j) is held to be invalid or unenforceable for any reason, and the result is that the parties hereto are precluded from resolving any claim arising under or in connection with this Agreement pursuant to the terms of Section 8(j) (after giving effect to the terms of Section 8(b), the following provisions of this Section 8(l) shall govern the resolution of all disputes or controversies arising under this Agreement. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of (A) the United States District Court for the Southern District of New York or (B) in the event that such court lacks jurisdiction to hear the claim, the state courts of New York located in the borough of Manhattan, New York City (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 8(a) hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(m) Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto. In any provision of the Agreement which provides rights or remedies to, or permits the assignment of rights to, Affiliates or Subsidiaries of the Company, the terms “Affiliates” and “Subsidiaries” shall be construed to exclude any Fund or Portfolio Company.

(n) Indemnification.

(i) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, Executive shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which Executive may be involved, or is threatened to be involved, as a party or otherwise, by reason of his activities in connection with the establishment, management or operations of any Covered Business, whether arising from acts or omissions to act occurring before or after the date of this Agreement; provided, however, that Executive shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which Executive is seeking indemnification pursuant to this Section 8(n), Executive acted in bad faith or engaged in fraud or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 8(n)(ix), the Company shall be required to indemnify Executive in connection with any action, suit or proceeding (or part thereof) commenced by Executive only if the commencement of such action, suit or proceeding (or part thereof) by Executive was authorized by the Company in its sole discretion.

(ii) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by Executive in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to Section 8(n) shall, from time to time, be advanced by the Company prior to a final and non-appealable determination that Executive is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of Executive to repay such amount if it ultimately shall be determined that Executive is not entitled to be indemnified pursuant to this Section 8(n). Notwithstanding the immediately preceding sentence, except as otherwise provided in Section 8(n)(ix), the Company shall be required to indemnify an Executive pursuant to the immediately preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by Executive only if the commencement of such action, suit or proceeding (or part thereof) by Executive was authorized by the Company in its sole discretion.

(iii) The indemnification provided by this Section 8(n) shall be in addition to any other rights to which Executive may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in Executive’s capacity as Executive and as to actions in any other capacity, and shall continue as to Executive if he has ceased to serve in such capacity.

(iv) Any indemnification pursuant to this Section 8(n) shall be made only out of the assets of the Company. In no event may Executive subject the members of the Company to personal liability by reason of the indemnification provisions set forth in this Agreement.

(v) Executive shall not be denied indemnification in whole or in part under this Section 8(n) because Executive had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement, the Agreement Among Principals or the Limited Liability Company Agreement of the Company.

(vi) The provisions of this Section 8(n) are for the benefit of Executive and his heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(vii) Executive shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the officers, directors or employees of the Company, or committees of the Board, or by any other Person as to matters Executive, as the case may be, reasonably believes are within such other Person’s professional or expert competence.

(viii) No amendment, modification or repeal of this Section 8(n) or any provision hereof shall in any manner terminate, reduce or impair the right of Executive to be indemnified by the Company, nor the obligations of the Company to indemnify Executive under and in accordance with the provisions of this Section 8(n) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(ix) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 8(n) is not paid in full within thirty (30) days after a written claim therefor by Executive has been received by the Company, Executive may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees.

(o) Liability of Indemnified Persons. Notwithstanding anything to the contrary herein, Executive shall not be liable to the Company or any other Persons who have acquired interests in the Company securities, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of Executive, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, Executive acted in bad faith or engaged in fraud or willful misconduct. Any amendment, modification or repeal of this Section 8(o) or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of Executive under this Section 8(o) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC, its Manager

By:	BRH Holdings GP, Ltd., its Sole Member

By:	/s/ John J. Suydam
John J. Suydam
Vice President

/s/ Joshua J. Harris
Joshua J. Harris

[Employment Agreement]

Exhibit A

Restrictive Covenants

Executive understands, acknowledges and agrees that, by virtue of his equity interest in the Company and/or its Affiliates, his previous services to the Company and its Affiliates, and his employment by the Company pursuant to this Agreement, directly or indirectly, he acquired, had access to, or was otherwise exposed to, and shall acquire, have access to or be otherwise exposed to confidential information of the Company and its Affiliates (the Confidential Information, as defined below) and he has met and developed relationships with, and will meet and develop relationships with, the Company’s potential and existing financing sources, capital market intermediaries, investors, employees and consultants.

The Company and its Affiliates are engaged throughout the United States and the world in the business of raising, managing, investing the assets of and making investments in private equity funds, hedge funds, publicly traded alternative investment vehicles and other alternative asset investment vehicles (the “Business”). Executive acknowledges that (i) the Business is global in nature and Executive is among the limited number of individuals leading the Business, (ii) the Company is entering into this Agreement, with all its provisions including the Restrictive Covenants, in preparation for the IPO, (iii) the Restrictive Covenants are an essential part of the Company’s preparation for the IPO, (iv) he has been fully advised by counsel in connection with the negotiation of this Agreement and the Restrictive Covenants, (v) he is familiar with the laws which govern the enforceability of restrictive covenants in the jurisdictions where the Business is carried on, and agrees that these Restrictive Covenants, including, without limitation, the non-competition covenant, are reasonable, valid and enforceable in the context of the IPO and this Agreement, (vi) compliance with the Restrictive Covenants, including, without limitation, the non-competition covenant, will not create any hardship for Executive as he has independent means and sufficient income, including the payments to be made from the proceeds of the transactions identified on Exhibit B, to be fully self-supporting without competing with the Company in the Business or violating any of the Restrictive Covenants, and (vii) neither the transactions identified on Exhibit B hereto nor the IPO would proceed without the benefit of this Agreement and each of the Restrictive Covenants. Nothing contained in this Exhibit A shall limit any common law or statutory obligation that Executive may have to the Company or any of its Affiliates.

A. Non-competition. Executive agrees that during the period of his employment with the Company (or any Affiliate) and during the Restricted Period, Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined below), either in the United States or in any other place in the world where the Company or any of its Affiliates, successors or assigns engages in the Business. Notwithstanding anything to the contrary contained in this Clause A of this Exhibit A, investments described in Clause F of this Exhibit A are permitted. Solely for purposes of this Exhibit A: “Competing Business” means any alternative asset management business (other than the Business of the Company, its successors or assigns or Affiliates) Primarily for Third Party capital that advises, manages or invests the assets of and/or makes investments in private equity funds, hedge funds, collateralized debt obligation funds, business development corporations, special purpose acquisition companies or other alternative asset investment vehicles, or the Persons who manage, advise or own such investment vehicles. “Primarily” means with respect to more than 50% of the capital in question. “Third Party” means a Person other than Executive or any member of Executive’s Group. “Restricted Period” means, the period commencing on the date hereof and terminating on (i) if the termination of employment of Executive by the Company or any of its Affiliates occurs on or prior to January 1, 2012, that date which is two years following such termination, (ii) if the termination of such employment occurs after January 1, 2012 but prior to January 1, 2013, December 31, 2013, and (iii) if the termination of such employment occurs on or after December 31, 2012, that date which is one year following such termination.

B. Non-solicitation of Employees, Etc. Executive agrees that during the period of his employment with the Company (or any Affiliate) and during the Restricted Period, Executive shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns or Affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns or Affiliates for the purpose of associating with any Competing Business, or otherwise encourage any such Person to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns or Affiliates, for any other reason, or (ii) hire any such individual who, at the time of hire, Executive knows left the employ of the Company or any of its Affiliates during the immediately preceding 12 months. This provision shall not prohibit Executive from soliciting or hiring the Persons serving as his personal assistant or assistants at or prior to the time of his departure. For purposes of these Clauses B and C of this Exhibit A, “Affiliates” shall not include any Portfolio Company.

C. Non-solicitation of Investors, Etc. Executive agrees that during the period of his employment with the Company (or any Affiliate) and during the Restricted Period, Executive shall not, directly or indirectly, solicit or induce any investors, financing sources or capital market intermediaries of the Company or its successors, assigns or Affiliates to terminate (or diminish in any respect) his, her or its relationship with the Company or its successors, assigns or Affiliates. Nothing in this paragraph applies to those investors, financing sources, or capital market intermediaries who did not conduct business with the Company, or its successors, assigns or Affiliates during Executive’s employment with, or the period in which Executive held, directly or indirectly, an ownership interest in, the Company or any Affiliate.

D. Confidentiality. Executive agrees to be bound by Section 5.8 (“Confidential Information”) of the Agreement Among Principals.

E. Disparaging Comments. Executive agrees that he shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any Person that disparages, either professionally or personally, the Company or any of its Affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them. The Company agrees that it shall not, and it shall ensure that its Continuing Principals shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any Person that disparages Executive, either professionally or personally. The obligations under this paragraph shall not apply to (i) disclosures compelled by applicable law or order of any court or (ii) any statements or disclosures reasonably necessary to be made directly in connection with any legal proceeding, arbitration or investigation, whether or not compelled (but subject to any confidentiality agreements or orders that may govern such proceeding, arbitration or investigation).

F. Competing Activities. Prior to his termination hereunder, Executive shall devote substantially all of his business time to the Apollo Operating Group and its Subsidiaries.

(1) Without the approval of the Governing Body (excluding any vote held by Executive), neither Executive, nor any member of Executive’s Group (each, an “Interested Party”) shall at any time prior to Executive’s termination acquire a Financial Interest (as defined below) in (i) any Person in which any member of the Apollo Operating Group or any Subsidiary of the Apollo Operating Group holds an Investment or (ii) any potential Investment actively under consideration by any member of the Apollo Operating Group or any Subsidiary of the Apollo Operating Group. This provision shall not apply to any Financial Interest acquired prior to the date hereof or the date such investment is first described in clauses (i) or (ii) of the preceding sentence. As used herein, “Financial Interest” means the ownership of securities or rights to acquire securities or the right to receive compensation as an officer or employee in or from a Person. The foregoing limitation shall not apply to investments described in Clause F(2)(b) of this Exhibit A, even if such funds or accounts invest in (i) any Person in which Apollo or any of its Subsidiaries or any Fund holds an investment interest or (ii) any potential investment actively under consideration by any member of the Apollo Operating Group or any Subsidiary of the Apollo Operating Group. Without the approval of the Governing Body, prior to Executive’s termination, Executive shall not actively participate in the management of any business, other than (i) a business of the Apollo Operating Group or a member or Subsidiary thereof or any Person in which a member or Subsidiary of the Apollo Operating Group holds an Investment on behalf of the Apollo Operating Group, (ii) a business described in Clause F(2)(a) of this Exhibit A and (iii) board level participation in a business described in Clause F(2)(d) of this Exhibit A. For the avoidance of doubt, a “business” in the preceding sentence shall not include volunteer work for any charitable, cultural, educational or philanthropic organization.

(2) At all times prior to Executive’s termination, Executive shall not, nor shall any member of Executive’s Group, make any personal investment in a Covered Investment (as defined below) other than:

(a) investments which are either (x) investments made (or legally committed to be made) on or prior to April 1, 2007 or (y) follow-on investments to the investments described in clause (x) or investments made to refinance the investments described in clause (x);

(b) passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (but not investments in the manager of such funds or accounts) in which the Interested Party does not control or have advance or contemporaneous knowledge of investment recommendations or decisions, even if such funds or accounts make investments similar to the Investments made by any Fund;

(c) passive ownership of less than 5% of the outstanding publicly traded equity securities of any issuer;

(d) investments in private companies of less than $75 million (per company or group of affiliated companies operating as one business);

(e) any other investment so long as (x) such investment has been previously disclosed to the Governing Body, (y) the Governing Body (which shall be by unanimous consent of the executive committee of the Manager so long as AGM Management, LLC functions as the “Governing Body”) determines that the consummation of such investment by Executive is not prohibited by the governing documents of any Fund, and (z) the Governing Body (which shall be by unanimous consent of the executive committee of the Manager so long as AGM Management, LLC functions as the “Governing Body”) determines that (A) it is not advisable for any Fund to make such investment or (B) the investment does not comport with the intent of any Fund, and accordingly, Executive’s consummation of the investment does not raise any appearance of impropriety;

provided, however, that in no event shall Executive make, or assist a member of his Group in making, any investment that conflicts with Apollo’s then-current code of ethics or any trading policies of Apollo (it being understood that the terms and restrictions of any such policy may be more restrictive than required by applicable law). Compliance with the code of ethics and any trading policy of Apollo will generally require disclosure of such potential personal investment to the general counsel of Apollo or his designee. Nothing contained in this Clause F of this Exhibit A or elsewhere in this Agreement or the Agreement Among Principals shall restrict or diminish (x) Executive’s disclosure obligations pursuant to the code of ethics of Apollo or as may otherwise be required to comply with applicable laws or (y) Executive’s obligations pursuant to any employment contract with Apollo or its Subsidiaries. As used herein, “Covered Investment” means (i) a private equity or equity-linked investment in a (x) leveraged buy-out, management buy-out, leveraged recapitalization or other substantially similar transaction or (y) a private equity growth investment or other substantially similar transaction; (ii) an investment in any Person who raises, manages or advises private equity funds, hedge funds, collateralized debt obligation funds, business development companies (as defined in the 40 Act), other publicly traded alternative investment vehicles, managed accounts or other alternative asset investment vehicles; or (iii) any other investment that is consistent with the investment focus of any Fund.

(3) Executive hereby agrees to promptly disclose to the Governing Body any potential conflict of interest (as set forth in this Clause F of this Exhibit A) upon becoming consciously aware of such conflict or potential conflict.

(4) All directors’ and other fees payable to Executive after January 1, 2007 or equity incentives granted to Executive after January 1, 2007 by a Portfolio Company shall be transferred to Apollo or its designee without any additional consideration therefor. Other than the compensation set forth herein and the ownership of AOG Units and Class A Shares on the date hereof, Executive will not accept any compensation, director fees, other fees or equity interests from the Company or any of its Subsidiaries.

G. Continuing Obligations to the Company and its Affiliates. In addition, commencing on the Effective Date, Executive will cooperate in all reasonable respects with the Company and its Affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its Affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary. Executive shall be reimbursed for all out-of-pocket expenses incurred by him as a result of such cooperation.

H. Acknowledgement. Executive agrees and acknowledges that each Restrictive Covenant herein is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of any of these Restrictive Covenants shall be specifically enforceable in any court with jurisdiction upon short notice. Executive agrees and acknowledges that a portion of the compensation paid to Executive under the Agreement to which this Exhibit A is attached will be paid in consideration of the covenants contained in this Exhibit A, the sufficiency of which consideration is hereby acknowledged. If any provision of this Exhibit A as applied to Executive or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Exhibit A. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Exhibit A will cause irreparable injury to the Company and upon breach of any provision of this Exhibit A, the Company shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Exhibit A shall be construed as an agreement independent of any other provisions in the Agreement to which it is attached, other than the consideration for such covenant provided in the Agreement.

Exhibit B

The transactions contemplated by (i) the Strategic Agreement, dated the date hereof, among the Company, APOC Holdings Ltd., CalPERS, and the other parties thereto, and (ii) the Contribution Agreement.

B-1